                                                        EXHIBIT 99.1




                             ASSET PURCHASE AGREEMENT

                                      Among

                                 SINTERLOY, INC.,
                                 ROBERT G. SIERKS

                                       and

                                 HAWK CORPORATION


                                  July 10, 1997





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                                TABLE OF CONTENTS

1.   Sale And Purchase of Assets                                           1
          1.1  Purchased Assets                                            1
               1.1.1     Machinery and Equipment                           1
               1.1.2     Inventory                                         1
               1.1.3     Receivables                                       2
               1.1.4     Contract and Certain Other Rights of Seller       2
               1.1.5     Certain Proprietary Rights                        2
               1.1.6     Approvals                                         2
               1.1.7     Other Assets                                      2
          1.2  Excluded Assets                                             2

2.   Purchase Price; Allocation; Escrow                                    3
          2.1  Purchase Price                                              3
          2.2  Adjustment of Purchase Price                                3
               2.2.1     Initial Closing Balance Sheet                     3
               2.2.2     Final Closing Balance Sheet                       3
               2.2.3     Purchase Price Adjustment                         4
          2.3  Allocation of Purchase Price                                5
          2.4  Escrow of Portion of Purchase Price                         5

3.   Assumption of Liabilities                                             5
          3.1  Liabilities to be Assumed by Buyer                          5
               3.1.1     Accounts Payable and Ordinary Course Liabilities  5
               3.1.2     Executory Agreements                              6
               3.1.3     Other Indebtedness                                6
          3.2  Liabilities of Seller Not Assumed                           6
               3.2.1     Violation of Representations, Etc.                6
               3.2.2     Undisclosed Liabilities                           6
               3.2.3     Contingent Liabilities                            6
               3.2.4     Taxes Due on Sale                                 7
               3.2.5     Other Taxes                                       7
               3.2.6     Pension and Other Employee Plans                  7
               3.2.7     Personal Injury, Products Liability and Recall
                         Claims                                            7
               3.2.8     Environmental Matters                             7
               3.2.9     Infringements                                     7
               3.2.10    Indebtedness; Intercompany Obligations            7
               3.2.11    Litigation                                        7
               3.2.12    Insurance                                         8
               3.2.13    Excluded Assets                                   8

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4.   Closing                                                               8
          4.1  Time and Place                                              8
          4.2  Deliveries                                                  8

5.   Representations and Warranties of Seller and Sierks                   9
          5.1  Organization, Power and Qualification                       9
          5.2  Authority                                                   9
          5.3  No Violation                                                9
          5.4  Consents                                                   10
          5.5  Financial Statements                                       10
          5.6  Absence of Certain Changes                                 10
          5.7  Taxes                                                      11
          5.8  Title to and Condition of Assets                           11
     5.9  Real Property                                                   11
          5.10 Contracts                                                  12
          5.11 Inventory                                                  13
          5.12 Receivables                                                14
          5.13 No Default, Violation or Litigation                        14
          5.14 Insurance                                                  14
          5.15 Employment, Labor and Other Relations                      15
          5.16 Employee Benefits                                          16
     5.17 Intangible Property                                             17
     5.18 Approvals                                                       18
     5.19 Environmental Matters                                           18
     5.20 Transactions With Affiliates                                    20
          5.21 Principal Customers and Suppliers                          20
          5.22 Warranties                                                 20
     5.23 Commissions and Finder's Fees                                   20
     5.24 Disclosure                                                      20

6.    Representations and Warranties of Buyer                             21
          6.1  Organization and Good Standing                             21
          6.2  Authority                                                  21
          6.3  No Violation                                               21
          6.4  Consents                                                   22
          6.5  Commissions and Finder's Fees                              22
          6.6  Ability to Close                                           22

7.   Covenants 18
          7.1  Pre-Closing Covenants of Seller                            22
               7.1.1     Conduct of Business: No Material Change          22
               7.1.2     Maintain Business as Going Concern               23
               7.1.3     Investigation                                    23

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               7.1.4     Preserve Accuracy of Representations and
                         Warranties                                       23
               7.1.5     Certain Consents to Assignment                   24
               7.1.6     Environmental Audit and Remediation              24
               7.1.7     No Solicitation                                  24
               7.1.8     Risk of Loss                                     24
               7.1.9     Procedures for Purchased Assets not Transferable 25
           7.2 Post Closing Covenants of Seller                           25
               7.2.1     Corporate Name                                   25
               7.2.2     Transfer Taxes                                   25
               7.2.3     Noncompete                                       25
               7.2.4     Nonsolicitation                                  25
               7.2.5     Confidentiality                                  25
               7.2.6     Reasonable Restrictions                          26
           7.3 Mutual Covenants of Buyer and Seller                       26
               7.3.1     Hart-Scott-Rodino                                26
               7.3.2     Tax Matters                                      26
               7.3.3     Audited Financial Statements                     27
           7.4 Employees                                                  27

8.   Conditions to Closing                                                28
          8.1  Mutual Conditions                                          28
               8.1.1     No Suit                                          28
               8.1.2     Closing                                          28
               8.1.3     HSR Waiting Period                               28
               8.1.4     Lease Agreement or Purchase of Premises          28
               8.1.5     Employment Agreement with Sierks                 28
               8.1.6     Environmental Remediation Agreement              28
          8.2  Conditions to Buyer's Obligations                          28
               8.2.1     Representations and Warranties                   28
               8.2.2     Certificate                                      29
               8.2.3     Opinion                                          29
               8.2.4     Consents and Approvals                           29
               8.2.5     Instruments of Assignment, Transfer and
                         Conveyance                                       29
               8.2.6     No Material Change                               29
          8.3  Conditions to Seller's Obligations                         29
               8.3.1     Representations and Warranties                   29
               8.3.2     Certificate                                      30
               8.3.3     Opinion                                          30
               8.3.4     Consents and Approvals                           30
               8.3.5     Payment of Purchase Price                        30

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9.   Termination                                                          30
          9.1  Termination of Agreement                                   30
               9.1.1     Mutual Consent                                   30
               9.1.2     Respective Conditions                            30
               9.1.3     Mutual Conditions                                31

10.  Indemnification                                                      31
          10.1 Indemnification of Buyer                                   31
          10.2 Indemnification of Seller                                  32
          10.3 Method of Asserting Claims                                 32
               10.3.1    Notice of Claim                                  32
               10.3.2    Payment of Claims                                32
               10.3.3    Third Party Claims                               33
          10.4 Limitations on Payments                                    33
          10.5 Survival                                                   34
          10.6 Payment of Losses                                          34

11.       General Provisions                                              34
          11.1 Waiver of Terms                                            34
          11.2 Amendment of Agreement                                     34
          11.3 Payment of Expenses                                        34
          11.4 Contents of Agreement, Parties in Interest, Assignment     35
          11.5 Notices                                                    35
          11.6 Severability                                               36
          11.7 Counterparts                                               36
          11.8 Headings                                                   36
          11.9 Governing Law                                              36
          11.10Instruments of Further Assurance                           36
          11.11Publicity                                                  36
          11.12No Third Party Beneficiaries                               36

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
                      EXHIBITS TO ASSET PURCHASE AGREEMENT


2.4       Escrow Agreement
8.1.5     Employment Agreement
8.2.3     Opinion of Fitzsimmons, Roberts & Paine
8.3.3     Opinion of Kohrman Jackson & Krantz P.L.L.



                         SCHEDULES TO DISCLOSURE SCHEDULE


1.1.1     Machinery and Equipment
1.2       Excluded Assets
2.3       Allocation of Purchase Price
3.1.3     Other Indebtedness
5.4       Consents Required by Seller
5.5       Financial Statements
5.6       Certain Changes Since the Balance Sheet Date
5.7       Certain Tax Matters
5.8       Title and Condition of Assets
5.9       Description of Real Estate and Leases
5.10      Contracts
5.12      Aged List of Receivables
5.13      Default, Violation or Litigation
5.14      Insurance
5.15      Employees of Seller
5.16      Employee Benefits
5.17      Intangible Property
5.18      Approvals
5.19      Environmental Matters
5.20      Transactions With Affiliates
5.21      Principal Customers and Suppliers
5.22      Warranties








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                                   DEFINITIONS


     The following terms are defined in this Agreement as indicated below:

          "Accounting Referee" is defined in Section 2.2.2
          "Agreement" is defined in the first sentence
          "Approvals" is defined in Section 1.1.6
          "Assumed Liabilities" is defined in Section 3.1
          "Balance Sheet" is defined in Section 2.2.3
          "Balance Sheet Date" is defined in Section 5.5
          "B&N" is defined in Section 7.1.6
          "Business" is defined in Section 1.1
          "Buyer" is defined in the first sentence
          "CERCLA" is defined in Section 5.19(c)
          "Closing Date" is defined in Section 4.1
          "Closing" is defined in Section 4.1
          "Code" is defined in Section 5.16(d)
          "Contracts" is defined in Section 5.10
          "December 31 Financial Statements" is defined in Section 7.3.3 "Disclosure Schedule" is defined in Section 1.1.1
          "Disputed Adjustments" is defined in Section 2.2.2
          "Equipment" is defined in Section 1.1.1
          "ERISA" is defined in Section 5.16
          "Escrow Agent" is defined in Section 2.4
          "Excluded Liabilities" is defined in Section 3.2
          "Excluded Assets" is defined in Section 1.2
          "Financial Statements" is defined in Section 5.5
          "GAAP" is defined in Section 5.5
          "HSR Act" is defined in Section 5.3
          "Indebtedness" is defined in Section 3.2.10
          "Indemnitee" us defined in Section 10.3.1
          "Indemnitor" is defined in Section 10.3.1
          "Initial Closing Balance Sheet" is defined in Section 2.2.1 "Intangible Property" is defined in Section 5.17
          "Inventory" is defined in Section 1.1.2
          "Lease" is defined in Section 5.9
          "Liens" is defined in Section 1.1
          "Losses" is defined in Section 10.1
          "Net Equity" is defined in Section 2.2.3
          "Pension Plan" is defined in Section 5.16
          "Phase 2" is defined in Section 7.1.6
          "Premises" is defined in Section 5.9
          "Purchased Assets" is defined in Section 1.1

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          "RCRA" is defined in Section 5.19(e)
          "Receivables" is defined in Section 1.1.3
          "Restricted Period" is defined in Section 7.2.3
          "Seller Material Adverse Effect" is defined in Section 5.6 "Seller" is defined in the first sentence
          "Sierks" is defined in the first sentence
          "Taxes" is defined in Section 5.7
          "Territory" is defined in Section 7.2.3
          "Welfare Plan" is defined in Section 5.16



































                                                                         vii
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                             ASSET PURCHASE AGREEMENT


     This Asset Purchase Agreement (this "Agreement") dated as of July 10, 1997, is made by and among Sinterloy, Inc., an Illinois corporation ("Seller"), Robert G. Sierks ("Sierks") and Hawk Corporation, a Delaware corporation ("Buyer").

                                    RECITALS:

     Whereas, Seller wishes to sell to Buyer, and Buyer wishes to purchase from Seller, substantially all of Seller's assets used in the conduct of the Seller's business, and Buyer is willing to assume certain liabilities of Seller arising in the conduct of Seller's business, all upon the terms and conditions set forth below.

     Therefore, in consideration of the foregoing recitals and the mutual covenants, warranties, representations and conditions contained in this Agreement, Seller and Buyer agree as follows:

1.   Sale And Purchase of Assets

     1.1 Purchased Assets. On the terms and subject to the conditions contained in this Agreement, Seller agrees to sell to Buyer and Buyer agrees to purchase from Seller at the Closing and on the Closing Date, as each is defined in Section 4 below, free and clear of all liens, claims, mortgages, charges, security interests, encumbrances or similar agreements of any kind or nature whatsoever ("Liens") except as otherwise disclosed in and permitted by this Agreement, all of Seller's right, title and interest in and to all of the assets and properties, wherever situated, used in the conduct of the business of Seller (the "Business"), except for those assets and properties specifically excluded by Section 1.2 (the "Purchased Assets"). The Purchased Assets will include the following:

          1.1.1 Machinery and Equipment. All machinery and equipment (including spare parts), data processing hardware, vehicles, fixtures, capital works in process, tools, dies, patterns, furniture and similar tangible personal property used by Seller in the Business, and including but not limited to those listed on Schedule 1.1.1 attached to the Disclosure Schedule of Seller of even date (the "Disclosure Schedule") (the "Equipment").

          1.1.2 Inventory. All inventories, consisting of raw materials, work-in-process and finished goods and supplies, used by Seller in the conduct of the Business as the same may exist at the Closing (the "Inventory").

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          1.1.3     Receivables.  All of Seller's trade receivables, note
receivables and other accounts receivable (excluding any non-trade intercompany receivables) as the same may exist at the Closing (the "Receivables").

          1.1.4 Contract and Certain Other Rights of Seller. All rights and interests of Seller to and under all contracts (including but not limited to leases) between it and any other person or entity and under contracts (including but not limited to leases) which have been acquired by it by assignment or in any other manner, whether or not disclosed or required to be disclosed in Schedule 5.10 attached to the Disclosure Schedule, and all other claims, rights and causes of action of Seller against third parties, subject to the last sentence of Section 10.3.3 below.

          1.1.5 Certain Proprietary Rights. All copyrights, data processing software, licenses, technology, trade secrets, know-how, customer lists, inventions, patents, trademarks, designs, trade names, service marks and the goodwill associated with the foregoing (including applications and registrations for any of the foregoing) and other proprietary information and rights, including specifically, but not by way of limitation, the corporate name "Sinterloy, Inc." and all telephone numbers of Seller, including but not limited to those rights described in Schedule 5.17 attached to the Disclosure Schedule.

          1.1.6     Approvals.     All governmental and other permits,
licenses, consents, certificates, orders, authorizations and approvals ("Approvals") relating to the Business, but only if and to the extent assignable to Buyer.

          1.1.7 Other Assets. All other assets of Seller, whether real, personal, or tangible, intangible or mixed and whether or not reflected in the Financial Statements (as defined in Section 5.5 below) or on the books or records of Seller, including all books, records and files (including all personnel files), rights under executory contracts, purchase and sale orders, leasehold improvements and deposits under all leases assumed by Buyer and any prepaid expenses to the extent assignable to Buyer, other than the Excluded Assets.

     1.2 Excluded Assets. Notwithstanding anything to the contrary contained in this Agreement, the assets described on Schedule 1.2 attached to the Disclosure Schedule (the "Excluded Assets") will not be sold to Buyer and all of the Excluded Assets will be retained by Seller.

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2.   Purchase Price; Allocation; Escrow

     2.1 Purchase Price. Subject to adjustment as provided in Section 2.2 below, Buyer agrees to pay, and Seller agrees to accept, as the "Purchase Price" for the Purchased Assets (i) the sum of $15.0 million, $13.5 million of which will be payable in cash at Closing by wire transfer of immediately available funds to such account as Seller has designated to Buyer at least three business days prior to Closing, and $1.5 million of which will be deposited with the Escrow Agent, as defined below, and (ii) the assumption, payment, performance and discharge, when and as due, of the Assumed Liabilities, as defined below.

     2.2 Adjustment of Purchase Price. The Purchase Price will be subject to adjustment following the Closing Date in the manner described below.

          2.2.1 Initial Closing Balance Sheet. As soon as reasonably practicable after the Closing Date and in any event no later than 20 days after the Closing Date, Seller will prepare and present to Buyer statements reflecting the respective values as of 11:59 P.M. Central time on the Closing Date, of the assets and liabilities of Seller, together with appropriate notes thereto, prepared in accordance with generally accepted accounting principles, consistently applied, except that: (i) all known adjustments will be made without regard to materiality; and (ii) no depreciation deduction will be made for assets placed in service on or after January 1, 1997 (the "Initial Closing Balance Sheet").

          2.2.2 Final Closing Balance Sheet. Upon receipt of the Initial Closing Balance Sheet, Buyer and its independent accountants will be permitted during the succeeding 35 day period to examine the books and records of Seller and the work papers prepared by Seller or Seller's accountants.

          If Buyer agrees to the Initial Closing Balance Sheet, it will become the Final Closing Balance Sheet. If Buyer does not agree to the Initial Closing Balance Sheet it will within 35 calendar days after delivery of the Initial Closing Balance Sheet by Seller, prepare and deliver to Seller a list of disputed adjustments (the "Disputed Adjustments") Buyer believes should have been recorded on the Initial Closing Balance Sheet, specifying the amount of each Disputed Adjustment which Buyer believes should have been reflected on the Initial Closing Balance Sheet. Buyer and Seller will use their best efforts to resolve the Disputed Adjustments. If Buyer and Seller are able to reach an agreement on the Disputed Adjustments, the Initial Closing Balance Sheet will be amended to reflect such agreement and will become the Final Closing Balance Sheet.

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          If Buyer and Seller are unable to reach an agreement on the Disputed
Adjustments within seven calendar days after receipt by Seller of the Disputed Adjustments, then the Disputed Adjustments will be immediately submitted by Buyer and Seller to their independent public accountants, and the parties will use their reasonable efforts to cause their accountants to promptly review and assist the parties in resolving the Disputed Adjustments. Buyer and Seller will each be responsible for the fees, costs and expenses of their respective independent accountants.

          If the independent accountants for Buyer and Seller are unable to reach an agreement on the Disputed Adjustments within seven calendar days after receipt by Buyer's independent accountant of such Disputed Adjustments, then the Disputed Adjustments will be resolved by a nationally-recognized firm of certified public accountants mutually acceptable to the independent accountants of Buyer and Seller (the "Accounting Referee"). The parties will use their reasonable efforts to cause the Accounting Referee to promptly review the Disputed Adjustments and determine the final value of each of the Disputed Adjustments. In making such determination, the Accounting Referee will consider only the items or amounts in dispute (and any other items or amounts relating thereto), and the determination of each Disputed Adjustment's value, as so computed, will not, in any event, be less than zero or greater than the amount of such Disputed Adjustment. Such determination will be made within 30 calendar days after the date on which the Accounting Referee receives notice of the Disputed Adjustments, or as soon thereafter as possible. The Initial Closing Balance Sheet will then be amended to reflect the determination of the final value of each of the Disputed Adjustments and will become the Final Closing Balance Sheet. The fees, costs and expenses of the Accounting Referee in conducting such review will be paid equally by Buyer and by Seller.

          The Final Closing Balance Sheet will be deemed to be and will be conclusive and binding on the parties to this Agreement for purposes of determining any adjustment of the Purchase Price pursuant to this Section 2.2.

          2.2.3 Purchase Price Adjustment. Either (i) Seller will pay to Buyer the amount by which "Total shareholder equity" less cash and prepaid insurance premiums ("Net Equity") as reflected on the unaudited balance sheet of Seller as of December 31, 1996 (the "Balance Sheet"), exceeds Net Equity as reflected on the Final Closing Balance Sheet, or (ii) subject to the required deposit with the Escrow Agent pursuant to Section 2.4 below, Buyer will pay to Seller the amount by which Net Equity as reflected on the Final Closing Balance Sheet exceeds Net Equity as reflected on the Balance Sheet. If Net Equity as reflected on the Balance Sheet is greater than Net Equity reflected on the December 31, 1996 balance sheet to be prepared by Buyer's independent

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accountants pursuant to Section 7.3.3 below, then the difference will either be added to any adjustment made under clause (i) of the preceding sentence or subtracted from any adjustment made under clause (ii).

          The Purchase Price Adjustment will be paid within 15 calendar days after the Final Closing Balance Sheet is determined and becomes final in accordance with Section 2.2.3. The amount, if any, required to be paid by Buyer or Seller will be paid in immediately available funds.

     2.3 Allocation of Purchase Price. The Purchase Price will be allocated among the Purchased Assets as set forth in Schedule 2.3 to be attached by Seller and Buyer to the Disclosure Schedule at the Closing based on an appraisal to be prepared by American Appraisal Associates, subject to any changes therein to which the parties may mutually agree to in writing within 30 calendar days after the Final Closing Balance Sheet is determined and becomes final in accordance with Section 2.2.3; provided, however, that no more than $5,000 shall be allocated to the noncompete and nonsolicitation provisions contained in Sections 7.2.3 and 7.2.4 below. The parties agree that the allocation will be used by them and respected for all purposes, including all reporting and income tax purposes.

     2.4 Escrow of Portion of Purchase Price. To partially secure the obligations of Seller under Sections 2.2 and 10.1, Buyer will, in accordance with Section 2.1 above, deposit, for a period of 18 months, 10% of the Purchase Price, as adjusted pursuant to Section 2.2.3 above, with Key Bank, N.A. or another entity mutually agreed to by the parties (the "Escrow Agent"), to be administered in accordance with the terms and provisions of an escrow agreement in substantially the form attached as Exhibit 2.4.


3.   Assumption of Liabilities

     3.1 Liabilities to be Assumed by Buyer. At the Closing, Buyer will assume and agree to perform and discharge when and as due the following liabilities and obligations, as the same may exist at or accrue following the Closing Date, and no others (the "Assumed Liabilities"):

          3.1.1 Accounts Payable and Ordinary Course Liabilities. Accounts payable and accrued liabilities of Seller incurred in the ordinary course of the business and properly classified as liabilities in accordance with generally accepted accounting principles, which accounts payables and ordinary course liabilities will be as reflected on the Final Closing Balance Sheet.

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          3.1.2     Executory Agreements.  Liabilities and obligations which
exist at or accrue following the Closing Date under (i) the Contracts described in Schedule 5.10 attached to the Disclosure Schedule; (ii) executory contracts, agreements or other commitments entered into in the ordinary course of the Business and existing on the date of this Agreement and not required to be disclosed pursuant to Schedule 5.10 of the Disclosure Schedule; and (iii) executory contracts, agreements or other commitments entered into in the ordinary course of business between the date hereof and the Closing, in accordance with Section 7.1.1 below.

          3.1.3 Other Indebtedness. All other liabilities and obligations of Seller which are specifically listed on Schedule 3.1.3 attached to the Disclosure Schedule.

     3.2 Liabilities of Seller Not Assumed. Except for the Assumed Liabilities, Buyer will not assume, or in any way become liable for, any liabilities or obligations of Seller of any kind or nature, whether accrued, absolute, contingent or otherwise, or whether due or to become due, or otherwise, whether known or unknown, arising out of events, transactions or facts which have occurred, arisen or existed on or prior to the Closing Date, which liabilities and obligations, if ever in existence, will continue to be liabilities and obligations of Seller. Specifically, but without limiting the foregoing, Buyer does not assume or is not liable for the following debts, liabilities and obligations (the "Excluded Liabilities"):

          3.2.1 Violation of Representations, Etc. Debts, expenses, obligations or liabilities which arise or exist in violation of any of the representations, warranties, covenants or agreements of Seller and Sierks contained in this Agreement or in any statement or certificate delivered to Buyer by or on behalf of Seller on or before the Closing Date pursuant to this Agreement or in connection with the transactions contemplated by this Agreement.

          3.2.2 Undisclosed Liabilities. Debts, expenses, obligations or liabilities of any kind or nature, whether absolute, accrued, contingent or otherwise, required by this Agreement to be disclosed to Buyer, if not so disclosed in writing and specifically assumed by Buyer pursuant to the terms of this Agreement.

          3.2.3 Contingent Liabilities. Contingent debts, expenses, obligations or liabilities of Seller of any kind arising or existing on or prior to the Closing Date, including, but not limited to, claims, proceedings or causes of action which are currently or become the subject of claims, assertions, litigation or arbitration.

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          3.2.4     Taxes Due on Sale.  Debts, expenses, obligations or
liabilities of Seller for Federal, state, county, local, foreign or other income, sales, use or transfer taxes or assessments (including interest and penalties thereon, if any) of any kind whatsoever arising from, based upon or related to the sale, transfer or delivery of the Purchased Assets pursuant to this Agreement.

          3.2.5 Other Taxes. Debts, expenses, obligations or liabilities of Seller, whether absolute, accrued, continent or otherwise, for (i) Federal and state income taxes; (ii) all taxes relating to any real property; (iii) all franchise taxes of Seller; and (iv) any other Taxes (as defined in Section 5.7 below) of Seller, in each case including interest or penalties thereon, if any, arising or existing on or prior to the Closing Date.

          3.2.6 Pension and Other Employee Plans. Debts, expenses, obligations or liabilities under any pension, profit sharing, savings, retirement, health, medical, life, disability, dental, deferred compensation, stock option, bonus, incentive, severance pay, group insurance or other similar employee plans or arrangements, or under any policies, handbooks, or custom or practice, collective bargaining agreement, or any employment agreements, whether express or implied, applicable to any of Seller's employees at any time on or prior to the Closing Date.

          3.2.7 Personal Injury, Products Liability and Recall Claims. Debts, expenses, obligations or liabilities of Seller arising out of any claim for personal injury (including worker's compensation or otherwise), property damage, product recall, product liability or strict liability, arising from events occurring on or prior to the Closing Date (whether or not such claim is then asserted) or occurring after the Closing Date but relating to a product manufactured and shipped on or prior to the Closing Date.

          3.2.8 Environmental Matters. Debts, expenses, obligations or liabilities arising out of claims alleging damage to the environment or similar claims with respect to the conduct of the Business by Seller on or prior to the Closing Date.

          3.2.9 Infringements. Debts, expenses, obligations or liabilities of Seller arising out of any wrongful or unlawful violation or infringement of any proprietary right of any person or entity occurring on or prior to the Closing Date.

          3.2.10 Indebtedness; Intercompany Obligations. Debts, expenses, obligations or liabilities in respect of the borrowing of money or issuance of

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
any note, bond, indenture, loan, credit agreement or other evidence of indebtedness or direct or indirect guaranty or assumption of indebtedness, liabilities or obligations of others, whether or not disclosed in this Agreement or otherwise ("Indebtedness") of Seller, including, without limitation, any non-trade intercompany obligations or liabilities of Seller, except for the obligations of Seller described in Schedules 3.1.3 and 5.10 attached to the Disclosure Schedule.

          3.2.11 Litigation. Debts, expenses, obligations or liabilities of Seller arising out of any claim, action, suit or proceeding pending as of the Closing Date or arising out of or relating to any claim, action, suit or proceeding initiated after the Closing Date with respect to matters or events occurring on or prior to the Closing Date.

          3.2.12 Insurance. Debts, expenses, obligations or liabilities of Seller arising out of any retroactive premium adjustment on any insurance policy of Seller relating to any period on or prior to the Closing Date, whether or not disclosed in Schedule 5.14 attached to the Disclosure Schedule.

          3.2.13 Excluded Assets. Debts, expenses, obligations or liabilities arising out of or relating to the Excluded Assets.


4.   Closing

     4.1 Time and Place. The consummation of the transactions contemplated by this Agreement (the "Closing") will take place at the offices of Kohrman Jackson & Krantz P.L.L., One Cleveland Center, 20th Floor, Cleveland, Ohio 44114, at 10:00 A.M. Eastern time on July 31, 1997, or such other date and time as Buyer and Seller agree (the "Closing Date"). Title to the Purchased Assets will be deemed to have been transferred to Buyer at 11:59 P.M. Central time on the Closing Date.

     4.2 Deliveries. At the Closing on the Closing Date, Seller will sell, transfer, assign, convey and deliver to Buyer the Purchased Assets, Buyer will deliver to Seller the portion of the Purchase Price to be paid at Closing, as provided in Section 2.1, and the parties will deliver the agreements, certificates, opinions and other documents required to be delivered pursuant to
Section 8 below and elsewhere in this Agreement.


5.   Representations and Warranties of Seller and Sierks


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
     Each of Seller and Sierks represents and warrants to Buyer as follows:

     5.1 Organization, Power and Qualification. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Illinois, and has all requisite corporate power and authority to own or hold under lease its properties and assets and to carry on its Business as now conducted. The nature of Seller's Business does not require that it be qualified to do business as a foreign corporation in any jurisdiction. Seller does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable with or exercisable for any equity or similar interest in, any corporation, partnership, limited liability company, joint endeavor or other business entity or association.

     5.2 Authority. Seller has all necessary power and authority, corporate and otherwise, to make, execute and deliver this Agreement and all other agreements and documents to be executed and delivered by it pursuant to this Agreement; and Seller has taken all necessary actions required to be taken to authorize it to execute and deliver this Agreement and such other agreements, and to perform all of its obligations, undertakings and agreements to be observed and performed by it hereunder and thereunder. This Agreement has been duly executed and delivered by Seller and constitutes the valid and binding agreement of Seller enforceable in accordance with its terms subject, as to the enforcement of remedies, to general equitable principles and to bankruptcy, insolvency and similar laws affecting creditors' rights generally.

     5.3 No Violation. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated by this Agreement will
(a) constitute a violation of, or be in conflict with, or result in a cancellation of, or constitute a default under, or create (or cause the acceleration of the maturity of) any debt, obligation or liability affecting, or result in the creation or imposition of any Lien upon any of the Purchased Assets under: (i) any term or provision of the Seller's Articles of Incorporation or By-laws; (ii) any judgment, decree, order, regulation or rule of any court or governmental authority; (iii) any law or regulation; (iv) any contract, agreement, indenture, lease or other commitment to which Seller is a party or by which it is bound; or (b) cause any material change in the rights or obligations of any party under any such contract, agreement, indenture, lease or commitment; provided, however, that clauses (ii) and (iii) above are subject to compliance with the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and clauses (iv) and (v) are subject to the procurement of the consents listed on Schedule 5.4 attached to the Disclosure Schedule.

     5.4 Consents. Except for any actions required under the HSR Act, and as disclosed in Schedule 5.4 attached to the Disclosure Schedule, no consent of any federal, state or local authority, or any private person or entity is required to be obtained, and no notice is required to be given to any such authority, person or entity, by Seller in connection with the execution, delivery or performance of this Agreement or any other agreement or document to be executed, delivered or performed hereunder by Seller or to enable Buyer to continue to conduct the Business after the Closing in the manner in which it is currently conducted, subject, however, to Buyer obtaining such Approvals which, as set forth on Schedule 5.4 to the Disclosure Schedule, cannot be assigned by Seller to Buyer.

     5.5 Financial Statements. The unaudited balance sheets of Seller as of December 31, 1996, December 31, 1995, December 31, 1994 and September 30, 1994 and May 31, 1997, and the related statements of income, stockholders' equity and cash flows, for the said fiscal years and period, respectively (collectively, the "Financial Statements"), attached to the Disclosure Schedule as Schedule 5.5, fairly present the financial position of Seller as of those dates and the results of operations and the changes in shareholders' equity and cash flows of Seller for the periods then ended. Except as set forth on
Schedule 5.5 to the Disclosure Schedule, the Financial Statements have been prepared in accordance with generally accepted accounting principles ("GAAP") consistently applied. December 31, 1996 is referred to below as the "Balance Sheet Date."

     As of the Balance Sheet Date, Seller did not have any material liabilities that were not fully and adequately reflected or reserved against on the Balance Sheet, except as set forth on Schedule 5.5 to the Disclosure Schedule. Seller does not have any liabilities other than those reflected on the Balance Sheet and those incurred since the Balance Sheet Date in the ordinary course of business. Seller has no knowledge of any circumstances, conditions, events or arrangements that may give rise to any liabilities, individually or in the aggregate, material to the Business of Seller except in the ordinary course of business.

     5.6 Absence of Certain Changes. Except as disclosed in Schedule 5.6 attached to the Disclosure Schedule, since the Balance Sheet Date there has not been: (i) any material adverse change in the condition (financial or otherwise) of the properties, assets, liabilities, results of operation or business prospects of Seller; (ii) any damage, destruction or loss (whether or not covered by insurance) materially and adversely affecting the properties, assets, liabilities, financial condition, results of operations or business prospects of Seller ("Seller Material Adverse Effect"); (iii) any direct or

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
indirect redemption, retirement, purchase or other acquisition of any of Seller's capital stock, (iv) any increase in the compensation, commissions or perquisites payable or to become payable by Seller to any officer, employee, or agent of Seller, or any payment of any bonus, profit sharing or other extraordinary compensation to any employee of Seller (other than any such increase or payment paid or to become payable in the ordinary course of business consistent with past practices); (v) any change in the accounting methods or practices followed by Seller or any change in depreciation or amortization policies or rates theretofore adopted; (vi) any cancellation of any debts or receivables owed to or claims held by Seller; (vii) any sale, lease, abandonment or other disposition by Seller of any real property, or, other than in the ordinary course of business, of any machinery, equipment or other operating properties, or any intangible assets utilized in the Business;
(viii) any actual or threatened termination or cancellation of any material contract with respect to Seller; or (ix) any material change in the operating practices of Seller.

     5.7 Taxes. As used in this Agreement, the term "Taxes" means all federal, state, county, local and foreign income, excise, property, sales, use, payroll, employee's income and social security withholding, intangibles, franchise, transfer, and other taxes of whatever nature, all penalties related to such taxes and interest on such taxes and penalties, that relate to the Purchased Assets or could otherwise affect or become a Lien upon the Purchased Assets. Except as disclosed on Schedule 5.7 attached to the Disclosure Schedule, all Taxes due and payable by Seller with respect to all periods prior to and through the Closing Date have been or will be duly and properly computed, reported, fully paid and discharged and there are not and will not be any unpaid Taxes, with respect to any period prior to and through the Closing Date, which are or could become a Lien on the Purchased Assets, except for current Taxes not yet due and payable.

     There are no known or proposed penalty, interest or deficiency assessments with respect to Taxes of Seller that require payment by, relate to or could adversely affect Seller or the Purchased Assets. Seller has not waived any law or regulation fixing, or consented to the extension of, any period of time for the assessment of any Taxes, which waiver or consent is currently in effect. Except as disclosed on Schedule 5.7 attached to the Disclosure Schedule, Seller has on a timely basis filed all returns or other filings required to be filed by it in connection with any Taxes.

     5.8 Title to and Condition of Assets. Seller is the owner of and has good and marketable title to all of the Purchased Assets, free and clear of all Liens or other third party interests of any nature whatsoever, except for: (i)

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
the lien of current Taxes not yet due and payable, and (ii) other title exceptions disclosed and described in Schedule 5.8 attached to the Disclosure Schedule. Except as disclosed in Schedule 5.8 attached to the Disclosure Schedule, the Equipment is in good operating condition and repair, ordinary wear and tear excepted, and is usable in the ordinary course of the Business.

     The Purchased Assets include all assets, properties, rights and processes necessary to conduct the Business substantially as conducted during the fiscal year ended on the Balance Sheet Date, other than the Approvals that cannot be assigned by Seller to Buyer as set forth on Schedule 5.4 to the Disclosure Schedule. Seller has not retained or failed to deliver any material asset or right of any kind or nature, which it owns or to which it has rights, which are necessary to, or designed for or used in the conduct of the Business, other than the Approvals that cannot be assigned by Seller to Buyer as set forth on
Schedule 5.4 to the Disclosure Schedule.

     5.9  Real Property.

     (a) Seller owns no real property. Schedule 5.9 attached to the Disclosure Schedule sets forth the address of the sole premises occupied under lease, including any amendments thereto (the "Lease"), by Seller, or which Seller uses or occupies or has the right to use or occupy including any leasehold improvements on such property (the "Premises"). There are no options held by Seller or contractual obligations on the part of Seller to purchase or
acquire any interest in real property (whether by purchase or lease).   A
complete and accurate copy of the Lease has been provided to Buyer.

     (b) To Seller's knowledge, there are no violations of any federal, state, county or local statute, law, code, rule, regulation, zoning or building ordinance or health or safety ordinance (collectively, the "Real Property Laws") relating to the Premises, including the use and occupancy of the Premises. To Seller's knowledge, the continued use, occupancy and operation by Seller of the Premises as currently used, occupied and operated complies with all Real Property Laws.

     (c) All permits have been issued to Seller to enable the Premises to be lawfully occupied, operated and used by it as lessee in the manner currently being used and are in full force and effect. No insurer has suspended, revoked, modified, annulled or refused to issue any policy of casualty or liability insurance to Seller with respect to the Real Property.

     (d) To Seller's knowledge, there is no existing, pending or contemplated condemnation of any part of the Premises or change in the zoning classification

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
of the Premises. All components of all buildings, structures and other improvements situated on the Premises, including, but not limited to, the roofs and structural elements and the heating, ventilation, air conditioning, plumbing, electrical, mechanical, sewer, systems and facilities, are in good operating condition and repair.

     (e) Seller's interest as lessee under the Lease is not subject to any Lien. Seller has not taken any action that might give rise to, nor has Seller failed to take any action required to prevent, the filing of a Lien against Seller's interest as lessee under the Lease.

     (f) The Premises are all of the land, buildings, structures and other improvements used in connection with the operation of the Business.

     (g) The Lease constitutes a legal, valid and binding obligation of Seller and the landlord and is in full force and effect. Neither Seller nor any other party thereto, is in default in any respect under any such lease or agreement, nor has any event occurred which with the passage of time or giving of notice or both would constitute such a default.

     5.10 Contracts. Except as set forth in Schedule 5.10 attached to the Disclosure Schedule, Seller is not a party to, or bound by, any oral or written contracts, agreements, commitments or understandings ("Contracts"): (i) for the employment of any officer or employee; (ii) for any Indebtedness; (iii) for leasing personal property (including, without limitation, leases for machinery and office equipment, furniture, fixtures, vehicles, and tools); (iv) involving the payment or receipt of in excess of $25,000 per annum by Seller or the term of which at any time exceeded one year (including, without limitation, vendor supply contracts or customer "blanket" purchase orders); (v) providing for the services of dealers, distributors, sales representatives or similar representatives; (vi) relating to the ownership, use or licensing of any patents, designs, trademarks, trade names, brand names, copyrights, inventions, processes, know-how, formulae, trade secrets or other proprietary rights; (vii) any covenants by or binding Seller not to compete or to not disclose any confidentiality of other third parties; or (viii) relating to any joint venture, partnership or sharing of profits or losses with any person; or (ix) any other contract that is material to the Business.

     All of the Contracts constitute legal, valid and binding obligations of Seller, and to Seller's knowledge, the other parties thereto, are in full force and effect, and neither, Seller, or, to the knowledge of Seller, any other party thereto has violated any provision of, or committed or failed to perform any act which with notice, lapse of time or both would constitute a default

                                                                             13
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
under the provisions of any Contract, the termination of which could have a material adverse effect upon the properties, assets, liabilities, financial condition, results of operations or business prospects of Seller. Complete and accurate copies of all written Contracts disclosed on Schedule 5.10 of the Disclosure Schedule have been made available to Buyer.

     5.11 Inventory. The Inventory reflected on the Final Closing Balance Sheet, net of provisions for shrinkage and obsolescence, if any, reflected on the Final Closing Balance Sheet and Seller's books and records, will at the Closing Date being usable and salable in the ordinary course of the Business consistent with past practice.

     5.12 Receivables. All Receivables reflected on the Balance Sheet, and any Receivables arising since the Balance Sheet Date, were and are good and collectible in the ordinary course of the Business consistent with past practice in amounts equal to those at which such Receivables were or are reflected on the Balance Sheet, net of provisions for bad debts reflected on the Balance Sheet, or, in the case of currently existing Receivables, on Seller's current books and records, net of provisions for bad debts reflected on such books and records, and have arisen in the ordinary course of Seller's business. A complete and accurate aged list of Receivables outstanding at May 31, 1997 is attached to the Disclosure Schedule as Schedule 5.12.

     5.13 No Default, Violation or Litigation.  Except as disclosed in Schedule
5.13 attached to the Disclosure Schedule, Seller is not to its knowledge in violation of any law, regulation or order of any court or federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality (including, without limitation, laws, regulations, orders, restrictions and compliance schedules applicable to environmental standards and controls, wages and hours, civil rights and occupational health and safety). Except as disclosed in Schedule 5.13 attached to the Disclosure Schedule, (i) there are no lawsuits, proceedings, claims or governmental investigations pending or, to the knowledge of Seller, threatened against or involving, Seller or against or involving any of the Purchased Assets, or against or involving any officers or directors of Seller and which could materially affect the Business; and (ii) there are no judgments, consents, decrees, injunctions, or any other judicial or administrative mandates outstanding against Seller which adversely affect the properties, assets, liabilities, financial condition, results of operations or Business prospects of Seller or its right to conduct its Business as presently conducted.

     5.14 Insurance. Schedule 5.14 attached to the Disclosure Schedule is a complete and accurate list of all insurance policies (specifying (i) the

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
insurer, (ii) the amount of the coverage, (iii) the type of insurance, (iv) the policy number and (v) any currently pending claims thereunder or any claims asserted thereunder or under similar policies since January 1, 1994) maintained by or on behalf of Seller on its properties, assets, business or personnel.
All such policies are, and pending Closing will continue to be, in full force and effect, and Seller is not in default in any material respect with respect to any provision contained in any insurance policies, nor has Seller failed to give any notice or present any claim thereunder in due and timely fashion.

     Seller has not been denied any insurance or indemnity bond coverage which it has requested, or received any written notice from or on behalf of any insurance carrier presently providing insurance relating to it (i) that insurance rates may or will be substantially increased, (ii) that there will be no renewal of policies presently in effect, or (iii) that material alterations to any of the properties or business operations of Seller are necessary or required by such carrier. Except as set forth in Schedule 5.14 attached to the Disclosure Schedule, none of such insurance policies are subject to retroactive premium adjustment in respect of prior periods.

     5.15 Employment, Labor and Other Relations. Schedule 5.15 attached to the Disclosure Schedule sets forth the name, job classification and total annual compensation (base salary and bonus) of each of the officers and employees of Seller as of May 31, 1997.

     (a) Seller is not a party to or is otherwise bound by any contract, agreement or collective bargaining agreement with any labor union or organization or other commitment respecting employment or compensation of any of its officers, agents or employees, and no employees of Seller are represented by any labor union or similar organization. Since March 23, 1988 (the "Acquisition Date"), Seller has not been involved in any labor strike, dispute, slow down or work stoppage, or union organizing campaign involving its employees and none has been threatened. Seller has no knowledge of any existing or threatened labor disturbance by Seller's employees or of any of Seller's principal suppliers, contractors or customers which could have an adverse effect upon the properties, assets, liabilities, financial condition, results of operations or business prospects of Seller.

     (b) Except as set forth in Schedule 5.15 attached to the Disclosure Schedule, there are no charges or complaints involving any federal, state or local civil rights enforcement agency or court; complaints or citations under the Occupational Safety and Health Act or any state or local occupational safety act or regulation; unfair labor practice charges or complaints with the National Labor Relations Board; or other claims, charges, actions or

                                                                             15

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
controversies pending, or, to the knowledge of Seller, threatened or proposed, involving Seller and any employee, former employee or any labor union or other organization representing or claiming to represent such employees' interests, which could materially and adversely affect the Business.

     (c) To Seller's knowledge, Seller is and has been in compliance in all respects with all laws, rules and regulations respecting employment and employment practices, terms and conditions of employment and wages and hours, the sponsorship, maintenance, administration and operation of (or the participation of its employees in) occupational safety and health programs, and Seller is not engaged in any violation of any law, rule or regulation related to employment, including unfair labor practices or acts of employment discrimination, which could materially and adversely affect the Business.

     (d) Seller has not had a plant closing or mass lay-off (as those terms are defined in the Worker Adjustment and Retraining Notification Act of 1988) affecting in whole or in part any facility, operating unit or employee of Seller since the Acquisition Date.

     5.16 Employee Benefits. As used in this Agreement, the term "Employee Plan" includes any pension, retirement, savings, disability, medical, dental, health, life (including any individual life insurance policy on which Seller makes premium payments, whether or not Seller is the owner, beneficiary or both of such policy), death benefit, group insurance, profit sharing, deferred compensation, stock option, bonus, incentive, vacation pay, severance pay, or other employee benefit plan, trust, arrangement, contract, agreement, policy or commitment, including without limitation, any pension plan ("Pension Plan") as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and any welfare plan as defined in Section 3(1) of ERISA ("Welfare Plan"), whether any of the foregoing is funded, insured or self-funded, written or oral, (i) to which Seller is a party or by which Seller, or any of the rights, properties or assets of Seller, is bound or (ii) with respect to which Seller has made any payments, contributions or commitments since the Acquisition Date, or may otherwise have any liability (whether or not Seller still maintains such plan, trust, arrangement, contract, agreement, policy or commitment). With respect to the Employee Plans:

     (a) There are no Employee Plans or any employees entitled to retiree benefits under any Welfare Plans, except as disclosed in Schedule 5.16 attached to the Disclosure Schedule;

     (b) Seller has no employee manuals or other written statements of policies or practices relating to employment, except as disclosed in Schedule

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
5.16 attached to the Disclosure Schedule, and complete and accurate copies of such manuals or policies have been furnished to Buyer;

     (c) Seller has not received any notice to correct any violation of any applicable laws, rules or regulations relating to any of said plans, programs or policies described in Schedule 5.16 attached to the Disclosure Schedule or the manner in which they are administered, with which it has not complied; and the provisions and operations of all such plans, programs and policies are in compliance with all applicable laws and governmental rules and regulations; and

     (d) Seller does not maintain or contribute to, and has not maintained or contributed to, an employee pension benefit plan subject to the provisions of Title IV of ERISA. Seller does not and has not had an obligation to contribute to any multi-employer plan (within the meaning of Section 3(37) of ERISA). Seller maintains no employee welfare benefit plan (as described in Section 3(1) of ERISA) except as set forth in Schedule 5.16 attached to the Disclosure Schedule. Each employee benefit plan (within the meaning of Section 3(3) of ERISA) maintained by, or contributed to, by the Seller has been administered in compliance with its terms and with all filings, reporting, disclosure and other requirements of ERISA. Each such employee welfare benefit plan which is a group health plan has been administered in compliance with its reporting and notice requirements under Section 4980B of the Internal Revenue Code of 1986, as amended (the "Code"). Neither the Seller nor any of its officers or directors has engaged in any transaction in violation of the prohibited transactions provisions set forth in Section 406 of ERISA or Section 4975 of the Code. The Sinterloy, Inc. 401(K) Plan complies in all material respects with the "qualified plan" requirements contained in Sections 401(a) et seq. of the Code.

     5.17 Intangible Property. Schedule 5.17 attached to the Disclosure
Schedule is a complete and accurate list of all patents, trademarks, service marks, trade names, copyrights, all applications for any of the foregoing, and all grants and licenses or other rights running to or from Seller relating to any of the foregoing that are used in or useful to the Business (the "Intangible Property"). The rights of Seller in the Intangible Property are free and clear of any Liens. No person is using any intellectual property in any manner that infringes upon the lawful rights of Seller with respect to the Intangible Property; Seller has the lawful right to use the Intangible Property; to Seller's knowledge, no such use infringes upon the rights of any other person; and Seller has not received any notice of any claim of any other person relating to the Intangible Property or any process or confidential information of Seller, or of any basis for any such charge or claim. Other than


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
as contemplated hereby, the consummation of the transactions contemplated by the Agreement will not impair Seller's rights with respect to the Intangible Property.

     5.18 Approvals. Seller possesses or has applied for all material Approvals to own or hold under lease and operate properties and assets and to carry on the Business as now conducted. Seller has not received any notice of proceedings relating to the revocation or modification of any such Approvals which, singly or in the aggregate, if the subject of an unfavorable ruling or finding, could adversely affect the properties, assets, financial condition, results of operation or business prospects of Seller. The Approvals are identified in Schedule 5.18 attached to the Disclosure Schedule. Seller is operating in compliance with the provisions, terms and conditions of the Approvals.

     5.19 Environmental Matters.

     (a) Except as disclosed in Schedule 5.19 attached to the Disclosure Schedule, the Premises and all other facilities owned, leased, used or operated by Seller or, to Seller's knowledge, any predecessor in interest of Seller have been, and continue to be, owned, leased, used or operated in compliance in all material respects with all applicable federal, state and local environmental laws, regulations and guidelines as enacted, amended or reauthorized, promulgated, published or proposed.

     (b) Schedule 5.19 attached to the Disclosure Schedule identifies since the Acquisition Date and, to Seller's knowledge, prior to that date: (i) all environmental audits, assessments or occupational health studies undertaken by, or at the direction of, governmental agencies, Seller, or, to Seller's knowledge, any predecessor in interest at the facilities used or operated by Seller; (ii) the results of the most recent analyses of water (including groundwater analyses), soil, air or asbestos samples where non-compliance or contamination is indicated; (iii) the most recent inspection of each operating facility by the Environmental Protection Agency or other relevant environmental authority; (iv) written communications with environmental agencies relating to issues of noncompliance or contamination; and (v) any claim or complaint concerning environmental matters of Seller.

     (c) Except as disclosed in Schedule 5.19 attached to the Disclosure Schedule, Seller has reported promptly to appropriate authorities each unauthorized "Release" of any "Hazardous Substance" at the Premises. Each such reported unauthorized "Release" of any "Hazardous Substance" is also disclosed in Schedule 5.19 attached to the Disclosure Schedule. For purposes hereof,

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
"Release" will have the meanings assigned to it in the Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended ("CERCLA"). "Hazardous Substance" will have the meanings assigned to it in CERCLA and, in addition, will include fuel oil and petroleum and any constituent thereof and any petroleum-based product.

     (d) Except as disclosed in Schedule 5.19 attached to the Disclosure Schedule, neither Seller nor, to Seller's knowledge, any predecessor in interest of the Premises has disposed, treated, or arranged for the storage, disposal or treatment of, any "Hazardous Substance" or other waste at a site or location, or has leased, used, owned a site or location including but not limited to any site which, pursuant to CERCLA or other similar state law: (i) has been placed on the National Priorities List or its state equivalent; (ii) the Environmental Protection Agency or relevant state authority has proposed, or is proposing, to place on the National Priorities List or state equivalent;
(iii) is on notice of, or subject to a claim, administrative order or other demand either to take "removal" or "remedial" action as those terms are defined by CERCLA, or to reimburse any person who has taken "removal" or "remedial" action in connection with that site; or (iv) is on the Comprehensive Environmental Response Compensation Liability Information System List.

     (e) Schedule 5.19 attached to the Disclosure Schedule sets forth the age, contents or former contents of any storage tanks located on the Premises. Except as disclosed on Schedule 5.19 attached to the Disclosure Schedule, Seller has not owned or operated, and does not presently own or operate, any underground storage tanks as defined in the Resource Conservation and Recovery Act ("RCRA"). Except as disclosed on Schedule 5.19 attached to the Disclosure Schedule, all tanks and related pipes are presently and have been in the past in good condition and do not leak.

     (f) There are no hazardous wastes, drums or containers disposed of or buried by Seller or, to Seller's knowledge, any other person, on, in or under the ground or any surface waters located on the Premises. Neither Seller nor, to Seller's knowledge, any third parties, have disposed of or buried any hazardous wastes, drums or containers on, in or under the ground or any surface waters located on the Premises. None of Seller or any party acting on behalf of the Seller has disposed of or buried, or arranged to dispose of or bury, any waste, drums or containers in or on the Premises of a third party other than those pursuant to and in compliance with RCRA.

     (g) Except as disclosed on Schedule 5.19 attached to the Disclosure Schedule, neither Seller nor any party acting on behalf of Seller has installed or used any polychlorinated biphenyls, asbestos or urea formaldehyde in or on

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the Premises.

     5.20 Transactions With Affiliates. Except as set forth in Schedule 5.20 attached to the Disclosure Schedule, there are no contracts or arrangements (formal or informal, written or oral), directly or indirectly, between the Seller, on the one hand, and any person that directly, or through one or more intermediaries, controls, or is controlled by, or is under common control (an "Affiliate") with the Seller, on the other hand. Except as set forth in
Schedule 5.20 attached to the Disclosure Schedule, neither Seller nor any Affiliate of Seller has any direct or indirect interest in any entity involved in any business which is competitive with the Business.

     5.21 Principal Customers and Suppliers. Schedule 5.21 attached to the Disclosure Schedule lists the ten largest customers and suppliers of Seller in terms of purchases and sales during the years ended December 31, 1996 and 1995, respectively, showing in each case the approximate total purchases and sales by or from each such customer or supplier during such period. Except as set forth on Schedule 5.21 of the Disclosure Schedule, there has not been any material adverse change in the business relationship of Seller with any such named customer or supplier, or to the knowledge of Seller, any other customer or supplier since December 31, 1996. Seller is not required to provide bonding or any other security agreements in connection with any transactions with any of its current customers or suppliers.

     5.22 Warranties. A description or copies of the forms of all express warranties and disclaimers of warranties used since January 1, 1996 with respect to products or services of Seller provided to the Seller's largest customer are set forth on Schedule 5.22 attached to the Disclosure Schedule. Except as disclosed on Schedule 5.22 of the Disclosure Schedule, there are no claims or actions pending, or to Seller's knowledge, threatened, for warranty claims relating to the Business.

     5.23 Commissions and Finder's Fees. Seller represents and warrants that it has not retained or used the services of any individual, firm or corporation in such a manner as to entitle such individual, firm or corporation to any compensation for brokers' or finders' fees with respect to the transactions contemplated by this Agreement.

     5.24 Disclosure. Copies of all documents referred to herein or in the Schedules attached to the Disclosure Schedule have been delivered or made available to Buyer, are complete and accurate copies, and include all amendments, supplements or modifications thereto or waivers thereunder.


                                                                             20
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
     Except as expressly set forth in this Agreement and the Schedules attached to the Disclosure Schedule, or in the Financial Statements, or in the certificates or other documents delivered pursuant hereto, Seller has no knowledge of any facts or conditions, including without limitation, any actual or competitive factors in the market in which Seller operates, which will or may reasonably be expected to have any material adverse effect on the value of the assets, properties, business or goodwill of Seller, or upon any of its prospects or earning power.

EXCEPT AS SET FORTH IN THIS AGREEMENT, INCLUDING BUT NOT LIMITED TO THE REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS ARTICLE 5, SELLER AND SIERKS MAKE NO WARRANTIES, EXPRESS OR IMPLIED, AND HEREBY DISCLAIM ANY SUCH WARRANTIES, INCLUDING, WITHOUT LIMITATION, IMPLIED WARRANTIES OF
MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OF ANY OF THE PURCHASED ASSETS.


6.   Representations and Warranties of Buyer

     Buyer represents and warrants to Seller and Sierks as follows:

     6.1 Organization and Good Standing. Buyer is a corporation duly organized and existing under the laws of the State of Delaware, and has all requisite power and authority to own or hold under lease its properties and assets and to carry on its business as now conducted.

     6.2 Authority. Buyer has all necessary power and authority, corporate and otherwise, to make, execute and deliver this Agreement and all other agreements and documents to be executed and delivered by it pursuant to this Agreement; and Buyer has taken all necessary actions required to be taken to authorize it to execute and deliver this Agreement and such other agreements, and to perform all of its obligations, undertakings and agreements to be observed and performed by it hereunder and thereunder. This Agreement has been duly executed and delivered by Buyer and constitutes the valid and binding agreement of Buyer enforceable in accordance with its terms subject, as to the enforcement of remedies, to general equitable principles and to bankruptcy, insolvency and similar laws affecting creditors' rights generally.

     6.3 No Violation. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated by this Agreement will
(a) constitute a violation of, or be in conflict with, or result in a cancellation of, or constitute a default under, or create (or cause the acceleration of the maturity of) any debt, obligation or liability affecting,

                                                                              21
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
or result in the creation or imposition of any Lien upon any of the assets owned or used by, or any of the capital stock of Buyer under: (i) any term or provision of the Certificate of Incorporation or By-laws (or other organizational document) of Buyer; (ii) any judgment, decree, order, regulation or rule of any court or governmental authority; (iii) any law or regulation;
(iv) any contract, agreement, indenture, lease or other commitment to which Buyer is a party or by which it is bound; or (b) cause any material change in the rights or obligations of any party under any such contract, agreement, indenture, lease or commitment.

     6.4  Consents.  Except for (i) any actions required under the HSR Act, and
(ii) notice of the transactions contemplated by this Agreement to certain of Buyer's lenders which must be given subsequent to the signing of this Agreement, and no consent of any federal, state or local authority, or any private person or entity is required to be obtained, no notice is required to be given to any such authority, person or entity, by Buyer in connection with the execution, delivery or performance of this Agreement or any other agreement or document to be executed, delivered or performed hereunder by Buyer or the consummation of the transactions contemplated hereby.

     6.5 Commissions and Finder's Fees. Buyer represents and warrants that it has not retained or used the services of any individual, firm or corporation, other than CMA Group, Inc., in such a manner as to entitle such individual, firm or corporation to any compensation for brokers' or finders' fees with respect to the transactions contemplated by this Agreement, and agrees to pay any such compensation due CMA Group, Inc.

     6.6 Ability to Close. On the date hereof Buyer has, and on the Closing Date Buyer will have, readily available the funds necessary to consummate the transactions herein contemplated.


7.   Covenants

     7.1 Pre-Closing Covenants of Seller. Seller covenants and agrees with Buyer that from the date of this Agreement until the Closing or other termination of this Agreement, without the prior written consent of Buyer:

          7.1.1 Conduct of Business: No Material Change. Seller will conduct its Business only in the ordinary course and consistent with prior practices, including, without limitation, practices regarding the payment of accounts payable and the collection of accounts receivable, and will not (i) make any change in its Business or operations, (ii) make any change in the

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
compensation, commissions or perquisites of any officer or other employees of Seller, other than any such change in the ordinary course of business consistent with past practices, (iii) hire any new employees other than in the ordinary course of business, (iv) enter into any material contracts or commitments involving the payment or receipt of in excess of $10,000 by Seller or the term of which exceeds 30 days other than in the ordinary course of business, (v) enter into any contract or commitment, waive any rights, or enter into any other transaction affecting the Business other than in the ordinary course of business and in conformity with past practices, (vi) directly or indirectly redeem, retire, purchase or otherwise acquire any of Seller's capital stock, (vii) merge with or into, consolidate or otherwise combine with any person, (viii) create or enter into any agreement creating any additional Indebtedness for borrowed money, (ix) accelerate the collection of accounts receivable, or (x) on the Closing Date, have any accounts payable that are past due. Without limiting the foregoing, Seller will use commercially reasonable efforts to avoid any change in its Business which, if occurring prior to the date hereof, would have been subject to disclosure pursuant to Section 5.6 above.

          7.1.2 Maintain Business as Going Concern. Seller will preserve its business organization and keep available the services of its present officers, employees, and agents and will use commercially reasonable efforts to preserve the goodwill of its suppliers, customers and others having business relations therewith.

          7.1.3 Investigation. Seller will allow Buyer and its representatives full access to all plants, warehouses, operations, machinery, equipment, inventories, property, offices, books, contracts, commitments, records and affairs of Seller for the purpose of familiarizing themselves with the operation and conduct of all aspects of Seller's Business and for the purpose of reasonable inspection, examination, audit, counting and copying; such access will not unreasonably interfere with the operation and conduct of Seller's Business, subject to the provisions of the Confidentiality Agreement referred to in Section 11.4 below.

          7.1.4 Preserve Accuracy of Representations and Warranties. Seller will refrain, from taking any action which would render any representation and/or warranty contained in Section 5 above inaccurate as of the Closing Date, except for changes therein specified, permitted or contemplated by this Agreement.




                                                                            23
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

          7.1.5 Certain Consents to Assignment. Seller agrees that after the execution of this Agreement, at the request of Buyer, it will use commercially reasonable efforts to obtain consents to assignment for all contracts or agreements, which require consent to assignment, and which are being transferred to Buyer, whether or not Buyer has agreed to waive such consents as a condition to Closing, including but not limited to those consents described in Schedule 5.4 attached to the Disclosure Schedule.

          7.1.6 Environmental Audit. Seller agrees to obtain and deliver to Buyer a Phase 2 Environmental Site Assessment of the Premises (the "Phase 2") prepared by Burgess & Niple Limited ("B&N") in accordance with B&N's recommendations contained in its Phase 1 Environmental Site Assessment of the Premises dated June 1997. Seller shall pay B&N for the Phase 2 in an amount not to exceed $18,500 and Buyer will pay any amount over $18,500.

          7.1.7 No Solicitation. During the term of this Agreement, Seller will not: (i) solicit or encourage any inquiries or proposals for, or enter into or engage in any discussions or agreement with respect to, the acquisition of any of the securities or other capital stock of Seller, the Business, or all, or substantially all, of the assets of Seller (an "Acquisition Transaction"); or (ii) except as required by law or regulation, furnish or cause to be furnished any non-public information concerning the Business and operations of Seller to any person (other than any of the parties hereto, and their agents and representatives, and any governmental or regulatory authority or third party whose consent is required in connection with the transactions contemplated by this Agreement). Seller will promptly notify Buyer of any inquiry or proposal received by Seller with respect to any Acquisition Transaction. Seller will not, after the date hereof, sell, transfer or otherwise dispose of, grant any option or proxy to any person with respect to, create any Lien upon, or transfer any interest in, any of the securities or any shares of the capital stock of Seller, or enter into any agreement to do so.

          7.1.8 Risk of Loss. Seller assumes all risk of destruction, loss or damage to the Purchased Assets due to fire or other casualty up to the Closing. Upon any such destruction, loss or damage due to fire or other casualty, of a substantial portion of the Purchased Assets, Buyer shall have the option to (i) terminate this Agreement, whereupon all rights of Buyer and Seller herein shall terminate, or (ii) proceed with this Agreement and accept Seller's insurance proceeds, which proceeds shall be included as current assets on the Final Closing Balance Sheet in lieu of the Purchased Assets that were destroyed.


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
          7.1.9 Procedures for Purchased Assets not Transferable. If any of the Contracts, Approvals or any other property or rights included in the Purchased Assets are not assignable or transferable either by virtue of the provisions thereof or under applicable law without the consent of some party or parties, Seller shall use all commercially reasonable efforts to obtain such consents after the execution of this Agreement, but prior to the Closing Date, and Buyer shall use all commercially reasonable efforts to assist in that endeavor. If any such consent cannot be obtained prior to the Closing Date and the Closing occurs, this Agreement and the related instruments of transfer shall not constitute an assignment or transfer thereof and Buyer shall not assume Seller's obligations with respect thereto, but Seller shall use all commercially reasonable efforts to obtain such consent as soon as possible after the Closing Date or otherwise obtain for Buyer the economic benefit of such property or rights and Buyer shall use all commercially reasonable efforts to assist in that endeavor.

     7.2  Post Closing Covenants of Seller.

          7.2.1 Corporate Name. Immediately following the Closing, Seller agrees to amend its Articles of Incorporation so as to change its name to a name which is not, in the reasonable judgment of Buyer, confusingly similar to the name "Sinterloy, Inc.," and Seller will not thereafter use such name or other names acquired by Buyer under this Agreement or names confusingly similar.

          7.2.2 Transfer Taxes. Seller agrees to pay all sales, transfer, use or similar taxes or assessments of any kind whatsoever arising from, based upon or related to the sale, transfer or delivery of the Purchased Assets pursuant to this Agreement whether or not such taxes or assessments are levied or imposed upon Buyer or Seller, but excluding taxes imposed in connection with the operation of the Business by Buyer after the Closing.

          7.2.3 Noncompete. For a period ending five years after the Closing Date (the "Restricted Period"), Seller and its affiliates will not, without the prior written consent of Buyer, engage in a business which competes with the Business of Seller as that Business is conducted as of the Closing Date, directly or indirectly, personally or as an owner, consultant, manager, associate, partner, agent or otherwise, or by means of any corporate or other device, within the United States (the "Territory").

          7.2.4 Nonsolicitation. During the Restricted Period and in the Territory, Seller and its respective affiliates will not solicit orders, directly or indirectly from any customer of Buyer for any product substantially similar to those offered by Seller as of the Closing Date, personally or as an employee, owner, consultant, manager, associate, partner, agent or otherwise, or by means of any corporate or other device, other than on behalf of the Buyer. During the Restricted Period, Seller and its affiliates will not solicit for employment any employee of Seller who continued employment with Buyer after the Closing Date.

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
          7.2.5 Confidentiality. Seller acknowledges that it has had access to confidential information of Seller and covenants and agrees that it will not use for its own behalf or divulge to any third party any confidential information or trade secrets of Seller. As used herein, confidential information will consist of all information, knowledge or data relating to Seller (including without limit all information relating to Seller, production methods, customer and prospective customer lists, prices and trade practices) which is not in the public domain or otherwise published or publicly available. Except as may be required by law or regulation, and to the extent reasonably possible, Seller agrees to deliver to Buyer at the Closing all material (and all copies thereof) that contains or relates to confidential information, subject to Seller's right to retain and use information as provided in Section7.3.2 below.

          7.2.6 Reasonable Restrictions. Seller acknowledges that the restrictions contained in Sections 7.2.3-.5 are reasonable and necessary to protect the legitimate interests of Buyer, do not cause Seller undue hardship, and that any violations of any provision of Sections 7.2.3-.5 will result in irreparable injury to Buyer and that, therefore, Buyer is entitled to preliminary and permanent injunctive relief in any court of competent jurisdiction and to an equitable accounting of all earnings, profits and other benefits arising from such violation, which rights will be cumulative and in addition to any other rights or remedies to which Buyer may be entitled.

     7.3  Mutual Covenants of Buyer and Seller.

          7.3.1 Hart-Scott-Rodino. Buyer shall promptly prepare and file the notification and report form required under the HSR Act, and regulations promulgated thereunder, if applicable, and any further filings under the HSR Act that may be required, at Buyer's expense. Seller will assist and cooperate with Buyer in such activities.

          7.3.2 Tax Matters. The Buyer and Seller agree to furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information (including access to books, records, computer files and personnel) and assistance relating to Tax matters as is reasonably necessary for the filing of any return, for the preparation for any audit, or for the prosecution or defense of any action with respect to Taxes. Seller and Buyer agree to retain or cause to be retained all relevant books, records and computer files until the applicable period for assessment under all applicable law (giving effect to any and all extensions or waivers) has expired, and to abide by or cause the abidance with all record retention agreements entered into with any government. For a period of eight years after the Closing Date, Buyer shall give Seller reasonable notice prior to transferring, discarding or destroying any such books, records or computer files relating to Tax matters, and if Seller so requests, Buyer shall allow Seller to take possession of such books, records and computer files. The Buyer and Seller shall cooperate with each other in the conduct of any audit or other proceeding involving Seller or Buyer for any Tax purpose and shall each execute and deliver such powers of attorney and other documents as are necessary to carry out the intent of this Section.

          7.3.3 Audited Financial Statements. Buyer, at its expense, will have its independent accountants prepare and deliver to Buyer and Seller on or before the date that the Final Closing Balance Sheet is determined and becomes final in accordance with Section 2.2.2, audited balance sheets for December 31, 1996 and 1995, along with related audited statements of income, stockholders' equity and cash flows for the 12-month periods ended December 31, 1996 and 1995, prepared in accordance with GAAP consistently applied (the "December 31 Financial Statements"). Seller and Sierks each agree to cooperate with Buyer's independent accountants in preparing the December 31 Financial Statements and to promptly provide any information, documentation, and/or assistance reasonably requested by Buyer's independent accountants to enable them to prepare the December 31 Financial Statements.

     7.4  Employees.  Except for Sierks, whose employment shall be governed by
Exhibit 8.1.5 hereof, and except as may be required by law or as may be deemed to be in the best interests of the Buyer, as determined in good faith by the Board of Directors of the Buyer, based on all relevant information that is reasonably available, Buyer agrees to hire all of Seller's employees on an "at will" basis at the same compensation, provided that such compensation has been disclosed by Seller to Buyer, and with benefits that are substantially the same as those provided under the employee benefits plans, programs, and similar arrangements as provided by Seller to its employees immediately prior to the Closing as listed in Schedules 5.15 and 5.16 to the Disclosure Schedule. Nothing contained in this Agreement will create or imply any right for any employee of Seller (other than Sierks) to continued employment by Buyer after the Closing, and, therefore Buyer may, without limitation, terminate any employee or make any changes to (i) compensation or (ii) any other terms of

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
such employees' employment as it deems appropriate.


8.   Conditions to Closing

     8.1 Mutual Conditions. The respective obligations of each party to consummate the transactions contemplated by this Agreement are subject to the fulfillment at or prior to Closing of each of the following conditions:

          8.1.1 No Suit. No suit, action or other proceeding or investigation will, to the knowledge of any party hereto, be threatened or pending before or by any governmental agency or by any third party questioning the legality of this Agreement or the consummation of the transactions contemplated hereby in whole or in part.

          8.1.2 Closing. The Closing will have occurred by the Closing Date, subject to any extension that the parties agree to in writing, and/or the expiration of the HSR waiting period; provided that the Closing Date will not be extended past August 31, 1997 because the HSR waiting period has not terminated.

          8.1.3 HSR Waiting Period. Any applicable waiting period under the HSR Act will have expired without action by the Justice Department or the Federal Trade Commission to prevent consummation of this Agreement or any applicable waiting period will have been terminated prior to expiration.

          8.1.4 Lease Agreement or Purchase of Premises. Buyer and Sierks will have entered into a mutually satisfactory lease or purchase and sale agreement for the Premises.

          8.1.5 Employment Agreement with Sierks. Buyer and Sierks will have entered into an employment agreement substantially in the form attached as
Exhibit 8.1.5 with a bonus agreement mutually acceptable to the parties.

          8.1.6 Environmental Remediation Agreement. Buyer and Seller will have entered into a mutually acceptable remediation agreement relating to environmental conditions at the Premises.

     8.2 Conditions to Buyer's Obligations. The obligations of Buyer to consummate the transactions contemplated by this Agreement are subject to the fulfillment at or prior to Closing of each of the following conditions:

          8.2.1     Representations and Warranties.  The representations and

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
warranties of Seller and Sierks contained in this Agreement that are qualified as to materiality will be true and correct, and the representations and warranties of Seller and Sierks contained in this Agreement that are not so qualified will be true and correct in all material respects, in each case on the date of this Agreement and as of the Closing Date as though such representations and warranties were made as of the Closing Date, and Seller and Sierks will have duly performed or complied with all of the obligations to be performed or complied with by them under the terms of this Agreement on or prior to the Closing Date.

          8.2.2 Certificate. Seller will have delivered to Buyer a certificate dated as of the Closing Date certifying that: (i) all of the representations and warranties made by Seller and Sierks under this Agreement and in all other documents given or delivered by Seller to Buyer pursuant hereto, are complete and accurate, and (ii) all of the covenants, obligations and conditions to be performed as of the Closing on the part of Seller under this Agreement have been duly performed.

          8.2.3 Opinion. Buyer will have received an opinion of Fitzsimmons, Roberts & Paine, counsel to the Seller, dated the Closing Date, in the form attached as Exhibit 8.2.3.

          8.2.4 Consents and Approvals. All material authorizations, consents, waivers, approvals or other action required in connection with the execution, delivery and performance of this Agreement by Seller and the consummation by Seller of the transactions contemplated hereby, all as so indicated in Section 5.4 and Schedule 5.4 attached to the Disclosure Schedule, will have been obtained.

          8.2.5 Instruments of Assignment, Transfer and Conveyance. Seller will have delivered to Buyer all instruments of assignment, transfer and conveyance of the Purchased Assets, and such other Closing documents as have been reasonably requested by Buyer, all in form and substance reasonably acceptable to Buyer's counsel.

          8.2.6 No Material Change. No Seller Material Adverse Effect will have occurred (whether or not covered by insurance).

     8.3 Conditions to Seller's Obligations. The obligations of Seller to consummate the transactions contemplated by this Agreement are subject to the fulfillment at or prior to the Closing on each of the following conditions:

          8.3.1     Representations and Warranties.  The representations and

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
warranties of Buyer contained in this Agreement will be true and correct in all material respects on the date of this Agreement and as of the Closing Date as though such representations and warranties were made as of the Closing Date, and Buyer will have duly performed or complied with all of the obligations to be performed or complied with by it under the terms of this Agreement on or prior to the Closing Date.

          8.3.2 Certificate. Buyer will have delivered to Seller a certificate dated as of the Closing Date certifying that: (i) all of the representations and warranties made by Buyer under this Agreement and in all other documents given or delivered by Buyer to Seller pursuant hereto, are complete and accurate, and (ii) all of the covenants, obligations and conditions to be performed as of the Closing on the part of Buyer under this Agreement have been duly performed.

          8.3.3 Opinion. Seller will have received an opinion of Kohrman Jackson & Krantz P.L.L., counsel to Buyer, dated the Closing Date, in the form attached as Exhibit 8.3.3.

          8.3.4 Consents and Approvals. All material authorizations, consents, waivers or approvals or other action required in connection with the execution, delivery and performance of this Agreement by Buyer and the consummation by Buyer of the transactions contemplated hereby, all as so indicated in Section 6.4 and Schedule 6.4 to the Disclosure Schedule, will have been obtained and Buyer will have obtained any authorizations, consents, waivers, approvals or other action required in connection with the execution, delivery and performance of this Agreement to prevent a material breach or default by Seller under any contract to which Seller is a party.

          8.3.5 Payment of Purchase Price. Buyer shall have paid the Purchase Price of the Purchased Assets as provided in Section 2.1 above.


9.   Termination

     9.1 Termination of Agreement. This Agreement and the transactions contemplated hereby may be terminated at any time prior to Closing, as follows:

          9.1.1 Mutual Consent. By mutual written consent of Buyer and Seller.

          9.1.2 Respective Conditions. By Buyer or by Seller if the conditions precedent to their respective obligations contained in Sections 8.2

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
or 8.3 have not been met in all material respects through no fault of the terminating party, or by Buyer pursuant to Section 7.1.8.

          9.1.3 Mutual Conditions. By Buyer or by Seller if any of the conditions described in Section 8.1 have not been fulfilled through no fault of the terminating party.


10.  Indemnification

     10.1 Indemnification of Buyer. Subject to the limitations enumerated in Sections 10.4 and 10.5, Seller agrees to reimburse, indemnify and hold Buyer and its directors, officers, shareholders, employees and agents harmless from, against and in respect of all losses, claims, damages, liabilities, costs and expenses, including, without limitation, fines, penalties, court costs and reasonable attorneys' fees (collectively, "Losses"), which Buyer may suffer or incur in connection with any of the following:

          (a) any untruth, inaccuracy, breach or omission of, from or in, the representations and warranties made to Buyer in this Agreement; or any nonfulfillment of any covenant or agreement of Seller under this Agreement; or from any untruth, inaccuracy, breach or omission of, from or in, any representation or warranty, or any nonfulfillment of any covenant or agreement made by Seller in the Schedules attached to the Disclosure Schedule or any other written statement, list, certificate or other instrument furnished to Buyer by or on behalf of Seller pursuant to this Agreement;

          (b)  the operation of the Business on or prior to the Closing Date;

          (c)  any Excluded Assets;

          (d)  any Excluded Liabilities;

          (e) any fees, expenses or other payments incurred or owed by Seller to any brokers or comparable third parties retained or employed by it in connection with the transactions contemplated by the Agreement;

          (f) any noncompliance with any bulk sales or bulk transfer laws as a result of the transactions contemplated by this Agreement; and

          (g) any claim made by a third party alleging facts which, if true, would entitle Buyer to indemnification pursuant to the above.


                                                                             31
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
     10.2 Indemnification of Seller.  Subject to the limitations enumerated in
Section 10.4, Buyer agrees to reimburse, indemnify and hold Seller and its directors, officers, shareholders, employees and agents harmless from, against and in respect of all Losses which Seller may suffer or incur in connection with any of the following:

          (a) any untruth, inaccuracy, breach or omission of, from or in, the representations and warranties made to Seller in this Agreement; or any nonfulfillment of any covenant or agreement of Buyer under this Agreement;

          (b) any of the Purchased Assets or the use thereof or the operation of the Business after the Closing Date;

          (c)  any Assumed Liability;

          (d) any fees, expenses or other payments incurred or owed by Buyer to any brokers or comparable third parties retained or employed by it in connection with the transactions contemplated by the Agreement; and

          (e) any claim made by a third party alleging facts which, if true, would entitle Seller to indemnification pursuant to the above.

     10.3 Method of Asserting Claims.

          10.3.1 Notice of Claim. If any legal proceedings are instituted or any claim or demand given by any person, in respect of which payment may be sought by any party or parties from any other party or parties under the provisions of Sections 10.1 or 10.2, the party or parties seeking indemnification (collectively, the "Indemnitee") shall cause written notice of any claim of which it has knowledge which is covered by this Agreement to be forwarded promptly to the party or parties from which indemnification is sought (collectively, the "Indemnitor"). Such notice shall specify the amount and nature of the claim and the reason why it constitutes an indemnified liability, it being understood that failure to provide notice shall not relieve the other party from liability except to the extent damages or prejudice results from such failure.

          10.3.2 Payment of Claims. In the event of a Loss other than a third party claim, the Indemnitor shall remit the amounts due, as indicated in such notice, within thirty days of receipt thereof unless the Indemnitor asserts in a writing delivered to the Indemnitee that the claim is not an indemnified liability or disputes the amount of the Loss, it being understood


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
that the failure by the Indemnitor to respond within thirty days of receipt of such notice shall be deemed to be an acknowledgment of the correctness of the amounts due as set forth in the notice.

          10.3.3 Third Party Claims. If any action is brought by a third party against any Indemnitee with respect to which such Indemnitee is entitled to indemnification hereunder and notice of such action to the Indemnitor has been given pursuant to Section 10.3.1, the Indemnitor will be entitled to participate therein, and to the extent it may elect by written notice delivered to the Indemnitee within thirty days after receiving the aforesaid notice from such Indemnitee, to assume the defense thereof with counsel reasonably satisfactory to such Indemnitee. Such Indemnitee shall cooperate with respect to any such participation or defense. Notwithstanding the foregoing, the Indemnitee shall have the right to employ its own counsel in any such case but the fees and expenses of such counsel shall be at the expense of such Indemnitee, unless (i) the employment of such counsel at the expense of the Indemnitor shall have been authorized in writing by the Indemnitor, or (ii) the Indemnitor shall not have employed counsel reasonably satisfactory to such Indemnitee to have charge of the defense of such action within thirty days after notice of commencement of the action, or (iii) such Indemnitee shall have reasonably concluded, based upon written advice of counsel, that there may be defenses available to it which are different from or additional to those available to the Indemnitor (in which case the Indemnitor shall not have the right to direct the defense of such action on behalf of the Indemnitee with respect to such different defenses), in any of which events such fees and expenses of one additional counsel shall be borne by the Indemnitor. Notwithstanding anything in this Section 10 to the contrary, an Indemnitor shall not be liable for any settlement of any claim or action effected without its written consent; provided, however, that such consent is not unreasonably withheld. Upon payment of indemnification by the Indemnitor, the Indemnitee, if requested in writing by the Indemnitor, will assign to Indemnitor its rights against any applicable account debtor or other responsible person to the extent of the indemnification payment.

     10.4 Limitations on Payments. Notwithstanding anything to the contrary herein, Indemnitor shall not be liable under Section 10.1 or 10.2 except to the extent that the aggregate amount of all such claims against Indemnitor exceeds $25,000, and the aggregate liability of Indemnitor under Sections 10.1 or 10.2 shall not exceed the Purchase Price, as adjusted pursuant to Section 2.2. Notwithstanding the foregoing, no individual Loss of less than $5,000 shall be considered in determining whether the aggregate Losses exceed the threshold and aggregate liability limit set forth in the preceding sentence. The limitations


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
contained in this Section 10.4 shall not apply to a Loss resulting from Indemnitor's willful misconduct, intentional misrepresentation or fraud.

     10.5 Survival. In the absence of willful misconduct, intentional misrepresentation or fraud, the representations and warranties of Seller and Sierks contained in Section 5 above shall survive the Closing for a period of 18 months after the Closing Date at which time they shall expire except for claims previously made with respect to breaches of such representations and warranties, and shall not be deemed waived by the Closing and shall be effective regardless of any investigation that may have been made at any time by or on behalf of Buyer by its directors, officers, employees or agents; provided, however, that the representations and warranties of Seller and Sierks set forth in Sections 5.7, 5.16 and 5.19 shall survive and remain in full force and effect indefinitely (subject to any applicable statutes of limitations).

     10.6 Payment of Losses. The Indemnitor shall pay to the Indemnitee, in cash, the amount of any Loss to which the Indemnitee may become entitled by reason of the provisions of this Section 10, such payment to be made within thirty days after such Loss is finally determined either by mutual agreement of the parties or pursuant to the final unappealable judgment of a court of competent jurisdiction.


11.       General Provisions

     The parties further covenant and agree as follows:

     11.1 Waiver of Terms. Any of the terms or conditions of this Agreement may be waived at any time by the party or parties entitled to the benefit thereof but only by a written notice signed by the party or parties waiving such terms or conditions.

     11.2 Amendment of Agreement. This Agreement may be amended, supplemented or interpreted at any time only by written instrument duly executed by each of the parties hereto.

     11.3 Payment of Expenses. The parties will each pay its or their own expenses, including, without limitation, the expenses of its or their own counsel, investment bankers and accountants, incurred in connection with the preparation, execution and delivery of this Agreement and the other agreements and documents referred to herein and the consummation of the transactions contemplated hereby and thereby.


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
      All expenses of the parties in enforcing any of the provisions of this
Agreement and the other agreements and documents referred to herein, including reasonable attorneys' fees, will be borne as determined by the court or arbitrator deciding any dispute under this Agreement in accordance with their determination of what is fair and equitable under the circumstances.

     11.4 Contents of Agreement, Parties in Interest, Assignment. Except for that certain Confidentiality Agreement between Seller and Buyer dated October 7, 1996, which shall survive the execution of this Agreement and the Closing, this Agreement and the other agreements and documents referred to herein set forth the entire understanding of the parties with respect to the subject matter hereof. Any previous agreements or understandings between the parties regarding the subject matter hereof are merged into and superseded by this Agreement. All representations, warranties, covenants, terms and conditions of this Agreement and the documents contemplated hereby will be binding upon and inure to the benefit of and be enforceable by the respective heirs, legal representatives, successors and permitted assigns of the parties hereto. None of the rights or obligations of any of the parties hereto may be assigned without the prior written consent of the other parties hereto, which consent will not unreasonably be withheld; provided, however, that Buyer may assign its rights and obligations under this Agreement to any directly or indirectly owned subsidiary of Buyer without such consent; and provided further that if Buyer so assigns this Agreement it shall remain liable for its obligations under Sections 2.2 and 10.2.

     11.5 Notices. All notices, requests, demands and other communications required or permitted to be given hereunder will be by hand-delivery, certified or registered mail, return receipt requested; telecopier, or overnight courier to the parties set forth below. Such notices will be deemed given at the time personally delivered, if delivered by hand or by courier; at the time received if sent certified or registered mail; and when sent if telecopied.

If to Seller: Robert Sierks          Copy to: Fitzsimmons, Roberts & Paine
              448 West Hawthorne Ct.          Twenty North Wacker Drive
              Lake Bluff, Illinois            Chicago, Illinois 60606
                            60044             Facsimile: 312-705-4079
                                              Attn: Jerome J. Roberts

If to Buyer: Hawk Corporation        Copy to: Kohrman Jackson & Krantz P.L.L.
             200 Public Square,               20th Floor, One Cleveland Center
             Suite 30-5000                    1375 East 9th Street
             Cleveland, Ohio 44114            Cleveland, Ohio 44114
             Facsimile: 216-861-4546          Facsimile: 216-621-6536
                                              Attn: Marc C. Krantz

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

     11.6 Severability. If any of the provisions contained in this Agreement is invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions of this Agreement will not be in any way impaired.

     11.7 Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

     11.8 Headings. The headings of the sections and the subsections of this Agreement are inserted for convenience of reference only and do not constitute a part hereof.

     11.9 Governing Law. This Agreement will be governed, construed and enforced in accordance with the internal laws of the State of Ohio, excluding any choice of law rules which may direct the application of the laws of another jurisdiction.

     11.10 Instruments of Further Assurance. Each of the parties hereto agrees, upon the request of any of the other parties, from time to time to execute and deliver to such other party or parties all such instruments and documents of further assurance or otherwise as are reasonable under the circumstances, and to do any and all such acts and things as may reasonably be required to carry out the obligations of such requested party hereunder.

     11.11 Publicity. No notices to third parties or other publicity, including press releases, concerning any of the transactions provided for herein will be made by any party hereto unless planned and coordinated jointly among the parties, except to the extent otherwise required by law.

     11.12 No Third Party Beneficiaries. Nothing in this Agreement is intended nor will it be construed to give any person, firm, corporation or other entity, other than the parties hereto and their respective successors and permitted assigns, any right, remedy or claim under or in respect of this Agreement or any provisions hereof.







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
     In Witness Whereof, this Agreement has been duly executed by the parties as of the date first written above.

                                SINTERLOY, INC.


                                /s/ Robert G. Sierks
                                -------------------------------
                                By Robert G. Sierks, President


                                /s/ Robert G. Sierks
                                -------------------------------
                                Robert G. Sierks, individually


                                HAWK CORPORATION


                                /s/ Jeffrey H. Berlin
                                -------------------------------
                                By Jeffrey H. Berlin, Executive Vice President

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